EXHIBIT 99.1


      NATIONAL COAL CORP. REPORTS FOURTH QUARTER AND YEAR END 2008 RESULTS

- PRODUCTION INCREASED 35.6% FROM 1.35 MILLION TONS IN 2007 TO 1.83 MILLION TONS IN 2008

-        2008 REVENUES  TOTALED $132.6  MILLION,  UP 43.0% FROM $92.8 MILLION IN
         2007

- COAL REVENUE PER TON OF COAL SOLD INCREASED 24.6% FROM $52.15 IN 2007, TO $65.00 IN 2008

- 2008 NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS INCREASED 17.9% TO $35.6 MILLION FROM $30.2 MILLION FOR 2007 AND ADJUSTED EBITDA FOR THE YEAR DECLINED TO A NEGATIVE $0.8 MILLION, FROM $0.6 MILLION IN 2007

- REVENUES FOR FOURTH QUARTER 2008 TOTALED $31.9 MILLION, DOWN 6.2% FROM $34.0 MILLION IN THE FOURTH QUARTER 2007

KNOXVILLE, TENN. - (March 29, 2008) - National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, reports that for the year ended December 31, 2008, it achieved total revenues of $132.6 million based primarily on the sale of 2.0 million tons of coal. In the same prior year period, National Coal generated revenues of $92.8 million based primarily on the sale of 1.8 million tons of coal.

For the three months ended December 31, 2008, total revenues of $31.9 million were based primarily on the sale of 413,993 tons of coal at an average net sales price of $74.91 per ton. Revenues for the same period in 2007 totaled $34.0 million and were based primarily on the sale of 616,668 tons of coal at an average net sales price of $54.87 per ton. The Company had a net loss attributable to common shareholders for the quarter of $7.9 million versus a net loss attributable to common shareholders of $8.6 million in the year-ago quarter.

For the twelve months ended December 31, 2008, National Coal reports a net loss attributable to common shareholders of $35.6 million or $1.13 per diluted share compared to a net loss attributable to common shareholders of $30.2 million or $1.46 per diluted share for the twelve months ended December 31, 2007. During 2008, the Company produced 1.8 million tons of coal and sold 2.0 million tons of coal; this compares favorably to the 1.4 million tons produced and 1.8 million tons sold during 2007. Also for the year ended December 31, 2008, National Coal reports an Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization ("Adjusted EBITDA") of negative $0.8 million, compared to an Adjusted EBITDA of $0.6 million for the year ended December 31, 2007.

Daniel A. Roling, President and CEO at National Coal Corp. said, "Like the rest of the country, the weakened economy has recently impacted the demand and price for our product. Significant increases in fuel costs as well as the increased time and expense associated with a challenging regulatory and permitting environment impeded our ability to control costs during 2008. However, we were still able to bring existing assets on-line during 2008 and due to our efforts throughout 2008 we have still been able to realize increased sales at higher prices per ton in 2009 compared to 2008.

We are pleased with the new and revised coal supply agreements we are committed to for 2009 and beyond. As a result of these agreements we are now committed to sell 2.1 million tons at an average selling price of $75.28 per ton during 2009,
1.0 million tons at an average  selling price of $77.40 per ton during 2010, and
0.35 million tons at an average selling price of $79.43 per ton during 2011. This leaves the Company with uncommitted tons of between 0.2 and 0.3 million tons during 2009, 1.1 to 1.5 million tons during 2010, and 2.5 million tons during 2011. Should higher prices occur before those tons are committed, the Company may benefit from the higher sales prices for its coal."

                                     -more-

National Coal's operations are located in the Southeastern United States, which experienced heavy rainfall during the fourth quarter of last year and part of the first quarter of this year. In some areas, rainfall nearly doubled because of the frequent storms. As a result, the Company was unable to produce coal at anticipated levels on our surface mines. However, in the first quarter of 2009, our production is recovering to planned levels in both Alabama and Tennessee.


2008 REVIEW

At the twelve months ended December 31, 2008, National Coal had cash and cash equivalents of $4.6 million and negative working capital of $6.0 million. Cash flows used in operations were $4.8 million and $8.1 million for the years ended December 31, 2008 and 2007, respectively.

During 2008, the Company invested $24.1 million in equipment and mine development including $6.9 million through equipment financing arrangements. Of this total, $0.5 million was used to acquire a 524-acre mineral lease in eastern Tennessee that includes approximately 1.4 million tons of recoverable high quality coal. Additionally, the Company acquired an adjoining 1,000-acre mineral and surface tract in eastern Tennessee that includes approximately 2.3 million tons of high quality coal. The purchase price was $7.0 million of which $2.0 million was paid in cash and $5.0 million in the issuance of 756,430 shares of common stock.

During the first quarter of 2008 National Coal completed the sale of its Straight Creek assets located in Kentucky for $11.0 million in cash; the transaction also resulted in the return of $7.4 million in restricted cash, and relieved the Company of $3.6 million in reclamation liabilities and $2.7 million of equipment-related debt that was assumed by the buyer. The sale included property, plant, equipment, and mine development with a net book value of $16.1 million. After a negative working capital adjustment of approximately $288,000, the transaction resulted in a loss of approximately $365,000, which is reflected in OTHER INCOME (EXPENSE), NET on the consolidated statement of operations for the year ended December 31, 2008. The proceeds of this transaction were used in March and April 2008, to repay the $10.0 million Term Loan Credit Facility entered into in October 2006 with Guggenheim Corporate Funding, L.L.C. The repayment resulted in additional interest expense of $1,168,923 for the year ended December 31, 2008, from the write-off of deferred financing costs associated with the Term Loan Credit facility.

Also during the first quarter of 2008, the Company's dragline at National Coal of Alabama's L. Massey surface mine suffered a major mechanical failure. After five months of lost production, it was repaired and placed back in service during the third quarter of 2008 at the Poplar Springs North mining complex. The breakdown resulted in estimated lost production of 140,000 tons and lost revenues of $9.5 million for the year ended December 31, 2008.

Roling also said "During 2008 we achieved the reopening of idled underground Mine No. 17, completion of our new underground Mine No. 14, both which are in Tennessee, and started development on two new mines - the Kansas surface mine in Alabama and the underground Mine No. 5 in Tennessee, both of which started production this month. As a result of these accomplishments, we were able to reopen our large, modernized Baldwin preparation plant and loading facility located in Devonia, Tennessee, which also facilitated the opening of our short-line railroad that operates on our New River reserve between Devonia and Oneida, Tennessee."

As of December 31, 2008, National Coal was operating four surface mines in Alabama, and three underground mines, one surface mine, and one highwall mining operation in Tennessee.


2009 OUTLOOK

Looking forward, the Company is well positioned to grow its business organically, depending on market conditions. National Coal has opened one surface mine this quarter in Alabama and one deep mine in Tennessee. In addition, the Company has four issued mining permits for new mines that are not yet operating and three issued permits for mines that were operating but have been idled, all of which are in Tennessee.

The Company has goals to acquire and develop additional mining properties and increase production from its existing reserve base. Since the Company has not yet priced a portion of the coal it is able to produce over the next several years, it is well positioned to take advantage of possible future market demand, or to realize possible long-term opportunities with certain users of the high quality coal contained in its reserve base.

At December 31, 2008, un-priced and uncommitted future production was approximately 0.2 million to 0.3 million tons in 2009, 1.1 million to 1.5 million tons in 2010, and 2.5 million tons in 2011. National Coal intends to invest approximately $8.1 million in capital expenditures during 2009.

Cash cost of production during 2009 is anticipated to decline from the 2008 level, which was heavily impacted by the high cost of fuel, the five month down time on the dragline in Alabama, completion of mining at an underground mine, and heavy rain during the fourth quarter. The lower costs should be driven by the dragline being fully operational, opening of new mines, and the start up of the Baldwin facility and the short line railroad. However, the deteriorating worldwide economies and other factors that are out of our control could impede our goals and future plans.


ABOUT NATIONAL COAL CORP.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee, and through its wholly owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.


INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Several forward looking-statements are included under the heading "2009 Outlook", and include statements about anticipated declines in production costs during 2009, and anticipated capital expenditures in 2009. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to the risks more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

NATIONAL COAL CORP.
CALCULATION OF EBITDA
(Unaudited)
(Dollars in thousands)


EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income, (v) income tax benefits, and (vi) income from joint ventures. We present Adjusted EBITDA, including stock compensation expense, to enhance understanding of our operating performance. We use Adjusted EBITDA as a criterion for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions. We believe that Adjusted EBITDA is an operating performance measure that provides investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors. In addition, our management uses Adjusted EBITDA to monitor and evaluate our business operations. However, Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows. The following reconciles our net loss to Adjusted EBITDA:

                                                      TWELVE MONTHS ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           2008        2007        2006        2005        2004
                                         --------    --------    --------    --------    --------
Net loss                                 $(34,893)   $(25,764)   $(23,421)   $ (6,791)   $(10,429)
Income tax benefit                           (678)       --          --          --          --
Other (income) expense, net                 1,704      (1,094)        280         261          41
Interest expense                           18,235      10,765       7,476       3,967       3,349
Interest income                              (952)     (1,298)       (792)       (129)       (129)
(Income)  loss from joint venture            (462)         42        --          --          --
Depreciation, depletion, accretion and
amortization                               14,921      16,526      15,363      10,108       2,473
                                         --------    --------    --------    --------    --------
EBITDA                                   $ (2,125)   $   (823)   $ (1,094)   $  7,416    $ (4,695)
Stock compensation expense                  1,349       1,437       2,235         813         903
                                         --------    --------    --------    --------    --------
Adjusted EBITDA                          $   (776)   $    614    $  1,141    $  8,229    $ (3,792)
                                         ========    ========    ========    ========    ========

NATIONAL COAL CORP.
PRODUCTION AND SALES
(Unaudited)
(Dollars/tons in thousands, except per ton data)


                                        THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                           DECEMBER  31,         DECEMBER 31,
                                       -------------------   -------------------
                                         2008       2007       2008       2007
                                       --------   --------   --------   --------

Tons produced ...................           405        519      1,831      1,351
Tons sold .......................           414        617      1,991      1,763
Total coal sales ................      $ 31,013   $ 33,838   $129,377   $ 91,943
Average selling price per ton ...      $  74.91   $  54.87   $  65.00   $  52.15
Cost of sales ...................      $ 29,393   $ 30,160   $123,222   $ 86,566
Cost of sales per ton ...........      $  71.00   $  48.91   $  61.90   $  49.10




NATIONAL COAL CORP.
QUARTERLY OPERATING DATA
(Unaudited)

                                                             2008
                                  --------------------------------------------------------------
                                    MARCH 31         JUNE 30      SEPTEMBER 30      DECEMBER 31
                                  ------------    ------------    ------------    --------------
Total revenues .................  $ 35,668,747    $ 31,586,740    $ 33,485,638    $   31,907,987
Operating loss .................    (5,319,297)     (4,205,583)     (4,329,145)       (3,192,103)
Net loss attributable to common
shareholders ...................   (10,142,794)     (9,110,094)     (8,430,201)       (7,933,612)
Loss per common share:
  Basic ........................  $      (0.36)   $      (0.30)   $      (0.25)   $        (0.23)
  Diluted ......................  $      (0.36)   $      (0.30)   $      (0.25)   $        (0.23)

Note: The operating results for the quarters ending March 31, 2008, June 30, 2008 and September 30, 2008 have been restated.

NATIONAL COAL CORP.
CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,     DECEMBER 31,
                                                                       2008             2007
                                                                  -------------    -------------
ASSETS
Current Assets:
      Cash and cash equivalents ...............................   $   4,624,511    $   9,854,351
      Restricted cash .........................................       2,771,445             --
      Accounts receivable, net ................................       5,738,137        8,787,046
      Inventory ...............................................       3,690,162        2,946,101
      Prepaid and other current assets ........................       1,550,873        1,951,827
                                                                  -------------    -------------
          Total Current Assets ................................      18,375,128       23,539,325

Property, plant, equipment and mine development, net ..........     102,446,696      108,880,599
Deferred financing costs ......................................       4,779,439        6,669,703
Restricted cash ...............................................      19,916,320       28,935,783
Other non-current assets ......................................       2,291,634        1,229,591
                                                                  -------------    -------------
          Total Assets ........................................   $ 147,809,217    $ 169,255,001
                                                                  =============    =============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Accounts payable ........................................   $  13,782,871    $  11,025,352
      Accrued expenses ........................................       2,586,312        1,734,241
      Current maturities of long - term debt ..................       3,616,338       15,453,230
      Current installments of obligations under capital leases        1,943,968          157,062
      Current portion of asset retirement obligations .........         259,607        1,310,344
      Deferred revenue ........................................       2,224,880             --
                                                                  -------------    -------------
          Total Current Liabilities ...........................      24,413,976       29,680,229

Long - term debt, less current maturities, net of discount ....     103,499,899      114,350,348
Obligations under capital leases, less current portion ........       1,419,099           74,688
Asset retirement obligations, less current portion ............       7,150,091        8,954,343
Deferred revenue ..............................................       1,303,655        1,553,806
Other non-current liabilities                                         2,138,235        1,774,766
Deferred tax liability ........................................       2,393,527        3,351,465
                                                                  -------------    -------------
          Total Liabilities                                         142,318,482      159,739,645
                                                                  -------------    -------------

Stockholders' Equity:
      Series A cumulative convertible preferred stock, $.0001
          par value; 8% coupon; 1,611 shares authorized; 356.44
          shares issued and outstanding at December 31, 2007 ..            --               --
      Common Stock, $.0001 par value; 80 million shares
          authorized; 34,184,824 and 27,698,792 shares issued
          and outstanding at December 31, 2008 and December 31,
          2007, respectively ..................................           3,418            2,770
      Additional paid - in capital ............................     114,770,947       83,309,703
      Accumulated deficit .....................................    (109,283,630)     (73,797,117)
                                                                  -------------    -------------
          Total Stockholders' Equity ..........................       5,490,735        9,515,356
                                                                  -------------    -------------
          Total Liabilities and Stockholders' Equity ..........   $ 147,809,217    $ 169,255,001
                                                                  =============    =============

NATIONAL COAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                                  2008             2007             2006
                                                             -------------    -------------    -------------
Revenues:
      Coal sales .........................................   $ 129,377,332    $  91,942,750    $  86,830,095
      Other revenues .....................................       3,271,780          837,278          686,992
                                                             -------------    -------------    -------------
          Total revenues .................................     132,649,112       92,780,028       87,517,087

Operating expenses:
      Cost of sales (exclusive of depreciation, depletion,
          amortization and accretion) ....................     123,221,638       86,566,454       79,354,327
      Cost of services ...................................       2,818,582             --               --
      Depreciation, depletion, amortization and accretion       14,920,713       16,525,583       15,362,829
      General and administrative .........................       8,734,307        7,036,524        9,257,241
                                                             -------------    -------------    -------------
          Total operating expenses .......................     149,695,240      110,128,561      103,974,397
                                                             -------------    -------------    -------------

Loss from operations .....................................     (17,046,128)     (17,348,533)     (16,457,310)

Other income (expense):
      Interest expense ...................................     (18,235,031)     (10,765,285)      (7,475,824)
      Interest income ....................................         952,184        1,297,744          791,852
      Income from joint venture ..........................         462,076          (41,977)            --
      Other ..............................................      (1,704,265)       1,093,688         (279,928)
                                                             -------------    -------------    -------------
          Other income (expense), net ....................     (18,525,036)      (8,415,830)      (6,963,900)

                                                             -------------    -------------    -------------
Loss before income taxes .................................     (35,571,164)     (25,764,363)     (23,421,210)

Income tax benefit .......................................         678,214             --               --
                                                             -------------    -------------    -------------

Net Loss .................................................     (34,892,950)     (25,764,363)     (23,421,210)

Preferred stock dividend .................................        (130,188)        (398,891)      (1,029,933)
Preferred stock deemed dividend ..........................        (593,563)      (4,058,358)            --
                                                             -------------    -------------    -------------

Net loss attributable to common shareholders .............   $ (35,616,701)   $ (30,221,612)   $ (24,451,143)
                                                             =============    =============    =============

Basic net loss per common share ..........................   $       (1.13)   $       (1.46)   $       (1.59)
                                                             =============    =============    =============

Diluted net loss per common share ........................   $       (1.13)   $       (1.46)   $       (1.59)
                                                             =============    =============    =============

Weighted average common shares outstanding ...............      31,525,271       20,680,015       15,346,799
                                                             =============    =============    =============

NATIONAL COAL CORP.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                --------------------------------------------
                                                                                    2008            2007            2006
                                                                                ------------    ------------    ------------
OPERATING ACTIVITIES
Net cash flows used in operating activities .................................   $ (4,755,032)   $ (8,139,713)   $ (3,835,239)

INVESTING ACTIVITIES
Capital expenditures ........................................................    (12,217,499)     (4,359,850)    (24,747,790)
Proceeds from sale of Straight Creek properties .............................     10,638,570            --              --
Acquisition, net of cash ....................................................           --       (58,644,617)           --
Investment in joint venture .................................................           --          (156,800)           --
Joint venture distribution ..................................................        245,000            --              --
Proceeds from sale of equipment .............................................           --         2,550,935       8,414,560
(Increase) decrease in restricted cash ......................................      6,248,018     (10,169,032)     (9,923,728)
Additions to prepaid royalties ..............................................       (740,644)         (6,164)       (106,585)
                                                                                ------------    ------------    ------------
Net cash provided by (used in) investing activities .........................      4,173,445     (70,785,528)    (26,363,543)


FINANCING ACTIVITIES
Proceeds from issuance of common stock ......................................     10,843,798      35,798,647         897,018
Proceeds from stock option exercises ........................................      1,037,125            --         2,657,622
Proceeds from issuance of notes payable .....................................           --        60,441,077       2,623,285
Proceeds from borrowings on Term Loan Credit Facility .......................           --         2,000,000       8,000,000
Repayments of debt ..........................................................    (15,618,556)     (5,518,091)     (4,039,764)
Repayments of capital leases ................................................       (194,182)       (740,608)     (2,325,870)
Payments for deferred financing costs .......................................       (504,113)     (3,440,707)       (504,726)
Dividends paid ..............................................................       (244,405)       (239,458)       (362,886)
Payment of cash to induce conversion of preferred stock .....................           --        (1,702,153)
Other financing proceeds ....................................................         32,080            --              --
                                                                                ------------    ------------    ------------
Net cash flows (used in) provided by financing activities ...................     (4,648,253)     86,598,707       6,944,679
                                                                                ------------    ------------    ------------

Net (decrease) increase in cash and cash equivalents ........................     (5,229,840)      7,673,466     (23,254,103)
Cash and cash equivalents at beginning of period ............................      9,854,351       2,180,885      25,434,988
                                                                                ------------    ------------    ------------
Cash and cash equivalents at end of period ..................................   $  4,624,511    $  9,854,351    $  2,180,885
                                                                                ============    ============    ============

SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid during the year for interest ....................................   $ 14,142,123    $  9,381,725    $  6,123,336
  Non-cash investing and financing activities:
    Series A cumulative convertible preferred stock converted to common stock   $  5,478,312    $    162,004    $     56,570
    Series A cumulative convertible preferred stock effective dividends .....        593,563       2,356,204            --
    10.5% Senior Secured Notes exchanged for common stock ...................     13,158,958            --              --
    Equipment acquired through capital leases ...............................      3,325,500         248,900         833,827
    Financed equipment acquisitions .........................................      3,574,173       4,914,339       1,758,404
    Asset retirement obligations incurred, acquired or recosted .............      2,067,097       2,680,427         661,027
    Common stock issued for mineral rights ..................................      5,000,000            --              --
    Issuance of warrants ....................................................           --         1,374,676            --


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